Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-205175) pertaining to the  Cherokee Inc. Amended and Restated 2013 Stock Incentive Plan of our reports dated May 18, 2017, with respect to the consolidated financial statements of Cherokee Inc. and the effectiveness of internal control over financial reporting of Cherokee Inc., included in its Annual Report (Form 10-K) for the year ended January 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 18, 2017